American Renal Associates Holdings, Inc. Announces Third Quarter 2020 Results
Company Provides Update on COVID-19 Pandemic
BEVERLY, MA (November 5, 2020) - American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading kidney care and dialysis provider focused on partnering with local nephrologists, today announced financial and operating results for the third quarter ended September 30, 2020.
Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).
Third Quarter 2020 Highlights (all percentage changes compare Q3 2020 to Q3 2019 unless noted):

•Patient service operating revenues decreased 0.8% to $209.7 million;
•Net income attributable to American Renal Associates Holdings, Inc. decreased to $2.7 million as compared to $4.8 million in Q3 2019;
•Adjusted EBITDA-NCI was $25.2 million as compared to $26.5 million in Q3 2019;
•Adjusted net income attributable to American Renal Associates Holdings, Inc. was $2.6 million, or $0.08 per share, for Q3 2020 as compared to adjusted net income of $11.2 million, or $0.33 per share, for Q3 2019;
•Total dialysis treatments increased 0.1%, all of which was non-acquired growth. Normalized total and normalized non-acquired treatment growth were each 3.2%; and
•As of September 30, 2020, the Company operated 248 outpatient dialysis clinics serving more than 16,900 patients.

Agreement and Plan of Merger

On October 1, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IRC Superman Midco, LLC, a Delaware limited liability company (“Parent”) and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire ARA for $11.50 per share through the merger of Merger Sub with and into ARA, with ARA surviving as a wholly owned subsidiary of Parent (the “Merger”). The closing of the Merger is subject to customary closing conditions, including the approval of our stockholders and regulatory approvals.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said “As the healthcare community operates in this new normal of the COVID-19 pandemic, we continue to be humbled by the tireless dedication of our staff and physician partners in providing life-sustaining dialysis services to our patients across our network of 248 clinics. Their commitment to providing compassionate care, safely, has undoubtedly contributed to the health and well-being of our patients and I cannot thank them enough for their extraordinary work.”

Mr. Carlucci continued, “This quarter once again demonstrated that our additional investments and focus on efficiencies in our revenue cycle were well directed and resulted in an even greater improvement in our revenue per treatment over the prior quarter. We are also pleased, that although many uncertainties remain and we continue to see some impacts on our treatment volume growth and our expenses as a result of the pandemic, our performance and fiscal restraint to date remains solid. As we look to the final months of 2020, we remain steadfast in our commitment to our Core Values, our excellence in patient care and our exemplary physician partners and our ability to continue to execute upon our corporate initiatives.”

Financial and operating highlights include:
Revenue: Patient service operating revenues for the third quarter of 2020 were $209.7 million, a decrease of $1.7 million, or 0.8%, as compared to $211.4 million for the prior-year period. Patient service operating revenues for the nine months ended September 30, 2020 were $608.0 million, a decrease of $8.4 million, or 1.4%, as compared to $616.4 million for the prior-year period. The decrease in the three and nine months ended September 30, 2020 was primarily due to lower contributions from calcimimetics, a favorable resolution of certain commercial claims during the 2019 periods and adverse changes in commercial treatment reimbursement rates reflecting a larger base of in-network commercial payor relationships, partially offset by an increase of 0.1% and 2.2% in the number of dialysis treatments in the three and nine months ended September 30, 2020, respectively, and a recognition of $1.7 million and $2.8 million, respectively, from the temporary suspension under the CARES Act of the 2% Medicare sequestration reimbursement reduction, which became effective May 1, 2020.

Treatment Volume: Total dialysis treatments for the third quarter of 2020 were 626,021, representing an increase of 0.1% over the third quarter of 2019, normalized total treatment growth and normalized non-acquired treatment growth were each 3.2%, as compared to Q3 2019. Total dialysis treatments for the nine months ended September 30, 2020 were 1,873,021, representing an increase of 2.2% over the nine months ended September 30, 2019. Non-acquired treatment growth was 2.1% for the nine months ended September 30, 2020. Normalized total treatment growth and normalized non-acquired treatment growth were 3.8% and 3.7%, respectively, as compared to the nine months ended September 30, 2019.

Clinic Activity: As of September 30, 2020, the Company provided services at 248 outpatient dialysis clinics serving 16,918 patients. During the three and nine months ended September 30, 2020, we opened one and six de novo clinics, respectively. During the three months ended September 30, 2020, we divested four clinics.

Net income, Net income attributable to noncontrolling interests, Net (loss) income attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA-NCI:

	(Unaudited)
	Three Months Ended September 30,		Increase (Decrease)
(in thousands)	2020	2019	Amount	Percentage Change
Net income	$12,787	$17,027	$(4,240)	(24.9)%
Net income attributable to noncontrolling interests	(15,478)	(12,250)	$(3,228)	(26.4)%
Net (loss) income attributable to American Renal Associates Holdings, Inc.	$(2,691)	$4,777	$(7,468)	NM*
Non-GAAP financial measures**:
Adjusted EBITDA	$40,688	$38,705	$1,983	5.1%
Adjusted EBITDA-NCI	$25,210	$26,455	$(1,245)	(4.7)%

	(Unaudited)
	Nine Months Ended September 30,		Increase (Decrease)
(in thousands)	2020	2019	Amount	Percentage Change
Net income	$25,292	$17,022	$8,270	(48.6)%
Net income attributable to noncontrolling interests	(34,422)	(30,902)	$(3,520)	(11.4)%
Net loss attributable to American Renal Associates Holdings, Inc.	$(9,130)	$(13,880)	$4,750	NM*
Non-GAAP financial measures**:
Adjusted EBITDA	$98,345	$95,537	$2,808	2.9%
Adjusted EBITDA-NCI	$63,923	$64,635	$(712)	(1.1)%
__________________________________________________
*    Not Meaningful
**    See “Reconciliation of Non-GAAP Financial Measures.”

Operating Expenses: Patient care costs for the third quarter of 2020 were $150.4 million, or 71.7% of patient service operating revenues, as compared to $154.6 million, or 73.1% of patient service operating revenues, in the prior-year period. General and administrative expenses were $23.4 million, or 11.1% of patient service operating revenues, as compared to $18.8 million, or 8.9% of patient service operating revenues, in the prior-year period.
Patient care costs for the nine months ended September 30, 2020 were $451.5 million, or 74.3% of patient service operating revenues, as compared to $455.8 million, or 73.9% of patient service operating revenues, in the prior-year period. General and administrative expenses during the nine months ended September 30, 2020 were $71.0 million, or 11.7% of patient service operating revenues, as compared to $68.3 million, or 11.1% of patient service operating revenues, in the prior-year period.
Cash Flow: Cash provided by operating activities for the third quarter of 2020 was $19.5 million, as compared to $27.4 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see “Reconciliation of Non-GAAP Financial Measures”) for the third quarter of 2020 was $0.1 million, as compared to $8.7 million in the prior-year period. Cash provided by operating activities for the nine months ended September 30, 2020 was $170.4 million as compared to $35.1 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests for the nine months ended September 30, 2020 was $128.2 million as compared to adjusted cash used in operating activities less distributions to noncontrolling interests of $5.1 million in the prior-year period. The increase in each period is largely due to additional investment and focus on our revenue cycle and collections and the impact of cash received under the provisions of the CARES Act.

Total capital expenditures for the third quarter of 2020 were $3.5 million, compared to $3.7 million in the prior-year period. Capital expenditures for the three months ended September 30, 2020 included $2.1 million for existing clinic expansions and de novo clinic development and $1.4 million for other capital expenditures. Total capital expenditures for the nine months ended September 30, 2020 were $16.3 million, compared to $17.9 million in the prior-year period. Capital expenditures for the nine months ended September 30, 2020 included $12.1 million for existing clinic expansions and de novo clinic development and $4.2 million for other capital expenditures.

Balance Sheet: At September 30, 2020, the Company’s balance sheet included consolidated cash and restricted cash of $136.5 million, including the impact of cash received under the provisions of the CARES Act, and consolidated debt of $574.7 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by the Company and clinic-level cash not owned by the Company, Adjusted owned net debt (see “Reconciliation of Non-GAAP Financial Measures”) was $449.2 million at September 30, 2020, as compared to $515.2 million at December 31, 2019. As of September 30, 2020, we were in compliance with the consolidated net leverage ratio covenant in our Credit Agreement. As of September 30, 2020, net patient accounts receivable was $84.9 million.

Clinic Sales: On August 3, 2020, the Company sold 100% of its equity in four dialysis clinics in Pennsylvania and received combined cash consideration of $16,932. The transactions resulted in the recognition of a combined loss of $293, which is included as an increase to general and administrative expenses in the nine months ended September 30, 2020.

COVID-19 Update

The safety of our patients, staff and physician partners continues to be our primary focus, and we have undertaken and will continue to undertake steps to provide for their protection and enable our continued operation in the face of the pandemic. We are following Centers for Disease Control and Prevention guidance and working closely with local and national health authorities to ensure we implement and maintain appropriate infection control and clinical best practices in response to COVID-19. In addition, our dedicated COVID-19 task force has proactively implemented business continuity plans and developed measures to ensure the ongoing availability of our dialysis services while maintaining patient and staff safety. These measures include:

•Restricting entry to our clinics to only patients, staff and medical professionals;
•Screening all individuals for symptoms and exposure to COVID-19 before allowing access to our clinics;
•Implementing a mask policy for every patient and staff member who enters our clinics and requiring that masks be worn at all times in our clinics;
•Increased purchases and use of personal protective equipment for patients and staff and of cleaning and sanitization materials at our facilities to maintain infection control protocols that meet CDC guidelines;
•Securing COVID-19 testing for patients and staff;
•Implementing screening procedures for corporate office staff prior to entering our corporate offices, requiring social distancing within workspaces and throughout our corporate offices, and restricting access to our corporate offices to only ARA staff;
•Engaging a physician infectious disease consultant to assist us in the development of policies and procedures to protect our patients and staff;
•Establishing dedicated COVID-19 treatment shifts at certain of our clinics, where necessary, to care for patients with confirmed or suspected COVID-19 infection; and
•Modifying our sick leave policy to accommodate quarantine and isolation when warranted.

In addition to these safety measures, in March 2020 we implemented a hazard pay program to provide increased pay to our clinic staff on the front lines of the pandemic. This program remains in place for those clinic staff who provide direct care to patients who have been identified as COVID-19 positive. These and other measures we have taken in response to COVID-19 have resulted in increased operating expenses, including higher salary and wage expense from the hazard pay program, incremental hours and overtime needed to staff the dedicated treatment shifts for patients with confirmed or suspected COVID-19, increased expenses from the higher utilization and cost of personal protective equipment, and additional costs to purchase additional supplies and cleaning materials. In addition, we have incurred additional corporate office costs related to legal, consulting costs and cleaning costs, as well as increased purchases of computer equipment and information technology to provide additional infrastructure for staff who are working remotely. Though significantly offset by grant funds received under the Coronavirus
Aid, Relief, and Economic Security Act (the “CARES Act”), these added expenses began to rise during March, and became more significant in the months through September. We expect to incur many of these additional operating expenses for the duration of the pandemic, and if the severity or geographic coverage of the pandemic increases, these additional expenses could increase. In light of our increased expenses, we have and will continue to implement cost saving initiatives; however, these initiatives may not offset the additional expenses and reductions in revenue resulting from the pandemic in the event we exhaust government funds provided for this purpose.

From a volume perspective, patients suffering from end-stage renal disease generally have co-morbidities that often place them at increased risk for contracting COVID-19, resulting in increased hospitalizations, missed treatments and higher mortality. For the three and nine months ended September 30, 2020, we experienced a negative 0.9% and 1.7%, respectively, impact in treatment volume growth as a result of patients contracting COVID-19.

We are appreciative of Congress and the Administration’s recognition of the burden this pandemic is having on our nation’s healthcare system and providers like ARA who have remained fully operational during this crisis to continue to provide life-sustaining care and prevent, prepare and respond to COVID-19. The passage of the CARES Act in late March, in combination with other regulatory relief from CMS, will help healthcare providers like ARA manage through this public health crisis. Some aspects of this relief received by ARA include the following:

•Approximately $2.8 million of additional revenue due to the CARES Act provision that eliminates the 2% sequestration reduction from May 1 through September 30, 2020;
•Approximately $27 million of CARES Act grant funds received during April 2020, although these funds are subject to terms and conditions, and we may not be able to utilize and retain all of this money;
•Approximately $83 million of advance payments on future Medicare revenue received during April 2020 under CMS’ Accelerated and Advance Payment Program;

•An estimated $12 million to $13 million liquidity benefit from Q2 2020 through Q4 2020 related to the CARES Act provision that permits payment deferral of the employer portion of social security payroll taxes; and
•An estimated cash tax refund of approximately $8 million, expected before December 31, 2020, related to specific tax code provisions of the CARES Act.

Conference Call

In light of the Merger, American Renal Associates Holdings, Inc. will not be holding a conference call to discuss this release.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks.

About American Renal Associates

American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of September 30, 2020, ARA operated 248 dialysis clinic locations in 27 states and the District of Columbia serving more than 16,900 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing comprehensive management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements
All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, including those that relate to the Merger Agreement by and among Parent and Merger Sub, pursuant to which Merger Sub will be merged with and into ARA, with ARA surviving as a wholly owned subsidiary of Parent, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, are based upon currently available information, operating plans and projections about future events and trends. Terminology such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, among others, the effect of the ongoing COVID-19 pandemic and responses thereto; the effect of the restatement of our previously issued financial results and related matters; our ability to remediate material weaknesses in our internal controls over financial reporting; continuing decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support; decline in commercial payor reimbursement rates, including with respect to Medicare Advantage plans; the ultimate resolution of the Centers for Medicare and Medicaid Services Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC), including an issuance of a different but related Final Rule; reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs; our ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners; our ability to compete effectively in the dialysis services industry; the performance of our joint venture subsidiaries and their ability to make distributions to us; changes to the Medicare end-stage renal disease (“ESRD”) program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD prospective payment rate system final rule for 2020 issued October 31, 2019; federal or state healthcare laws that could adversely affect us; our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting; heightened federal and state investigations and enforcement efforts; the impact of the SEC investigation; changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in our business; changes in the reimbursement rates of the calcimimetics pharmaceutical class reimbursed under the Medicare Transitional Drug Add-on Payment Adjustment; development of new technologies or government regulation that could decrease the need for dialysis services or decrease our in-center patient population; our ability to timely and accurately bill for our services and meet payor billing requirements; claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs, and negative publicity or reputational damage arising from such matters; loss of any members of our senior management; damage to our reputation or our brand and our ability to maintain brand recognition; our ability to maintain relationships with our medical directors and renew our medical director agreements; shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry; deterioration in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets or the effects of natural or other disasters, public health crises or adverse weather events; the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes; our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights; unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information; our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.
For additional information and other factors that could cause ARA’s actual results to materially differ from those set forth herein, please see ARA’s filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARA undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, the Company has presented the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA-NCI, Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc., Adjusted cash provided by (used in) operating activities and Adjusted owned net debt, which exclude various items detailed in the attached “Reconciliation of Non-GAAP Financial Measures.”
These Non-GAAP financial measures are not intended to replace financial performance and liquidity measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance and liquidity that management believes may enhance the evaluation of the Company's ongoing operating results. Please see “Reconciliation of Non-GAAP Financial Measures” for additional reasons why these measures are provided.

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Patient service operating revenues	$209,689	$211,429	$608,021	$616,443
Operating expenses:
Patient care costs	150,357	154,588	451,462	455,785
General and administrative	23,379	18,783	70,950	68,309
Depreciation, amortization and impairment	9,259	10,220	26,760	30,585
Certain legal and other matters	6,420	9,634	9,548	23,306
Total operating expenses	189,415	193,225	558,720	577,985
Operating income	20,274	18,204	49,301	38,458
Other income - CARES Act	1,920	—	3,393	—
Interest expense, net	(9,501)	(12,242)	(30,235)	(32,533)
Change in fair value of income tax receivable agreement	(42)	(30)	1,301	1,348
Income before income taxes	12,651	5,932	23,760	7,273
Income tax expense (benefit)	(136)	(11,095)	(1,532)	(9,749)
Net income	12,787	17,027	25,292	17,022
Less: Net income attributable to noncontrolling interests	(15,478)	(12,250)	(34,422)	(30,902)
Net income (loss) attributable to American Renal Associates Holdings, Inc.	(2,691)	4,777	(9,130)	(13,880)
Less: Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	—	(1,161)	(703)	(877)
Net income (loss) attributable to common shareholders	$(2,691)	$3,616	$(9,833)	$(14,757)

Earnings (loss) per share:
Basic	$(0.08)	$0.11	$(0.30)	$(0.46)
Diluted	$(0.08)	$0.11	$(0.30)	$(0.46)
Weighted-average number of common shares outstanding:
Basic	33,472,127	32,281,818	32,931,503	32,248,791
Diluted	33,472,127	33,618,723	32,931,503	32,248,791

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating activities	2020	2019	2020	2019
Net income	$12,787	$17,027	$25,292	$17,022
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and impairment	9,259	10,220	26,760	30,585
Amortization of discounts, fees and deferred financing costs	816	873	2,433	2,078
Stock-based compensation	1,530	979	5,770	3,230
Deferred taxes	4,048	5,630	5,622	5,492
Change in fair value of income tax receivable agreement	42	30	(1,301)	(1,348)
Loss (gain) on sale of assets	276	1,078	708	(681)
Other non-cash charges, net	222	1,193	430	4
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,806	4,189	17,277	(3,832)
Inventories	153	(487)	(252)	3,533
Prepaid expenses and other current assets	(4,964)	2,908	(11,333)	(213)
Other assets	(6,745)	5,907	(13,937)	4,632
Right-of-use assets and operating lease liabilities	319	(2,420)	265	(2,420)
Accounts payable	(3,799)	406	(7,214)	(1,028)
Accrued compensation and benefits	3,825	2,815	4,366	3,055
Accrued expenses and other liabilities	(5,101)	(22,993)	115,549	(25,006)
Cash provided by operating activities	19,473	27,355	170,435	35,103
Investing activities
Purchases of property, equipment and intangible assets	(4,053)	(3,736)	(15,809)	(17,905)
Proceeds from sale of clinics	17,167	3,000	17,167	6,300
Cash paid for acquisitions	—	—	—	(6,590)
Cash provided by (used in) investing activities	13,114	(736)	1,358	(18,195)
Financing activities
Proceeds from revolving credit facility and term loans, net of deferred financing costs	14,029	(164)	60,018	73,387
Payments on long-term debt	(25,077)	(17,914)	(75,158)	(40,983)
Dividends and dividend equivalents paid	(1)	(19)	(12)	(44)
Proceeds from exercise of stock options	(245)	(14)	967	53
Repurchase of vested restricted stock awards withheld on net share settlement	—	(24)	(430)	(362)
Distributions to noncontrolling interests	(19,324)	(18,620)	(42,285)	(40,249)
Contributions from noncontrolling interests	2,503	749	4,526	4,684
Purchases of noncontrolling interests	(17,392)	(509)	(17,392)	(8,504)
Cash (used in) financing activities	(44,800)	(36,515)	(69,766)	(12,018)

Increase in cash and restricted cash	(12,213)	(9,896)	102,027	4,890
Cash and restricted cash at beginning of period	148,734	70,086	34,494	55,300
Cash and restricted cash at end of period	$136,521	$60,190	$136,521	$60,190

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$894	$908	$1,060	$1,005
Cash paid for interest	3,486	19,095	17,809	25,420

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)
Cash	$126,737	$34,494
Restricted cash	9,784	—
Accounts receivable, net	84,873	102,150
Inventories	7,636	7,752
Prepaid expenses and other current assets	19,214	22,268
Income tax receivable	11,220	3,251
Current assets held for sale	4,079	50,099
Total current assets	263,543	220,014
Property and equipment, net of accumulated depreciation of $247,700 and $215,471, respectively	142,437	151,175
Operating lease right-of-use assets	135,563	133,899
Intangible assets, net of accumulated amortization of $25,709 and $25,087, respectively	23,871	24,486
Other long-term assets	32,545	18,608
Goodwill	562,242	538,609
Total assets	$1,160,201	$1,086,791
Liabilities and Equity
Accounts payable	$42,621	$49,539
Accrued compensation and benefits	41,562	37,196
Accrued expenses and other current liabilities	107,351	37,593
Current portion of long-term debt	35,931	38,779
Current portion of operating lease liabilities	23,713	22,061
Current liabilities held for sale	—	5,767
Total current liabilities	251,178	190,935
Long-term debt, less current portion	538,788	548,835
Long-term operating lease liabilities, less current portion	124,043	123,792
Income tax receivable agreement payable	1,515	3,000
Other long-term liabilities	52,646	6,501
Deferred tax liabilities	8,063	2,706
Total liabilities	976,233	875,769
Commitments and contingencies
Noncontrolling interests subject to put provisions	112,510	126,483
Equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 34,485,827 and 32,976,416 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	335	197
Additional paid-in capital	109,821	100,744
Receivable from noncontrolling interests	(1,448)	(531)
Accumulated deficit	(187,371)	(178,241)
Accumulated other comprehensive loss, net of tax	(1,760)	(1,619)
Total American Renal Associates Holdings, Inc. deficit	(80,423)	(79,450)
Noncontrolling interests not subject to put provisions	151,881	163,989
Total equity	71,458	84,539
Total liabilities and equity	$1,160,201	$1,086,791

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited GAAP, Non-GAAP, and Other Supplemental Business Metrics
(dollars in thousands, except per treatment amounts)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Dialysis Clinic Activity:
Number of clinics (as of end of period)	248	251	244
Number of de novo clinics opened (during period)	1	4	1
Patients and Treatment Volume:
Patients (as of end of period)	16,918	17,356	17,159
Number of treatments	626,021	627,451	625,684
Number of treatment days	79	78	79
Treatments per day	7,924	8,044	7,920
Sources of treatment growth (year over year % change):
Non-acquired growth	0.1%	2.1%	5.8%
Normalized non-acquired growth	3.2%	3.6%	5.7%
Acquired growth	—%	—%	2.3%
Total treatment growth	0.1%	2.1%	8.1%
Normalized total treatment growth	3.2%	3.6%	7.9%
Revenue:
Patient service operating revenues	$209,689	$205,148	$211,429
Patient service operating revenues per treatment	$335	$327	$338
Expenses:
Patient care costs
Amount	$150,357	$146,882	$154,588
As a % of patient service operating revenues	71.7%	71.6%	73.1%
Per treatment	$240	$234	$247
General and administrative expenses
Amount	$23,379	$22,665	$18,783
As a % of patient service operating revenues	11.1%	11.0%	8.9%
Per treatment	$37	$36	$30
Adjusted general and administrative expenses(1)
Amount	$22,225	$21,684	$19,930
As a % of patient service operating revenues	10.6%	10.6%	9.4%
Per treatment	$36	$35	$30
Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$40,688	$39,830	$38,705
Adjusted EBITDA-NCI	$25,210	$25,791	$26,455
Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	99%	99%	98%
Vascular access - % catheter in use > 90 days	15%	14%	13%
*See “Reconciliation of Non-GAAP Financial Measures.”
(1)Adjusted general and administrative expenses per treatment during the three months ended September 30, 2020 and June 30, 2020 is adjusted for severance, executive retirement and related costs of approximately $2.4 million and approximately $1.0 million respectively. Adjusted general and administrative expenses per treatment during the three months ended September 30, 2019 is adjusted for a $0.8 million reduction of bonus compensation for certain executives repaid in respect of prior financial statements and other financial information in our Annual Report on Form 10-K, a $0.3 million gain on sale of clinics and approximately $0.1 million of severance expense adjustments.

American Renal Associates Holdings, Inc. and Subsidiaries
Net Earnings (Loss) per Share Reconciliation
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$(2,691)	$4,777	$(9,130)	$(13,880)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	—	(1,161)	(703)	(877)
Net income (loss) attributable to common shareholders	$(2,691)	$3,616	$(9,833)	$(14,757)
Weighted-average common shares outstanding	33,472,127	32,281,818	32,931,503	32,248,791
Earnings (loss) per share, basic	$(0.08)	$0.11	$(0.30)	$(0.46)
Diluted
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$(2,691)	$4,777	$(9,130)	$(13,880)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	—	(1,161)	(703)	(877)
Net income (loss) attributable to common shareholders for diluted earnings per share calculation	$(2,691)	$3,616	$(9,833)	$(14,757)
Weighted-average common shares outstanding, basic	33,472,127	32,281,818	32,931,503	32,248,791
Weighted-average common shares outstanding, assuming dilution	33,472,127	33,618,723	32,931,503	32,248,791
Earning (loss) per share, diluted	$(0.08)	$0.11	$(0.30)	$(0.46)
Outstanding options and restricted stock excluded as impact would be anti-dilutive	3,142,845	2,013,920	3,012,959	2,940,936

American Renal Associates Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before stock-based compensation and associated payroll taxes, depreciation, amortization and impairment, interest expense, net, income taxes and other non-income-based tax, change in fair value of income tax receivable agreement, certain legal and other matters, severance, executive retirement and related costs and gain or loss on sale or closure of clinics. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and a further understanding of our results of operations from management’s perspective. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes certain expenses that can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure and investments, and the tax jurisdictions in which companies operate, or that we believe do not reflect our core business operations. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies and may differ from the calculation of “Consolidated EBITDA” under our credit agreement. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for these items to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and they should not be considered in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•do not include stock-based compensation expense and associated payroll taxes;
•do not include depreciation, amortization and impairment—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and our ability to generate profits;
•do not include interest expense—as we have borrowed money for general corporate and facility purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;
•do not include income tax expense or benefits and other non-income-based taxes;
•do not include change in fair value of income tax receivable agreement;
•do not include costs related to certain legal and other matters;
•do not include severance, executive retirement and related costs; and
•do not reflect the gain or loss on sale or closure of clinics.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.
We use Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items, we believe Adjusted net income (loss) allows us and investors to evaluate our net loss on a more consistent basis. “Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc.” is defined as Net income (loss) attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, certain legal and other matters costs, severance, executive retirement and related costs, loss (gain) on sale or closure of clinics, change in valuation allowance for held for sale assets, change in fair value of income tax receivable agreement, tax valuation allowance and accounting changes in fair value of non-controlling interest puts, net of taxes. We use the Adjusted weighted average number of diluted shares to calculate Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. per share.
We use Adjusted cash provided by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided (used) by operating activities less distributions to NCI” is defined as cash provided by operating activities less distributions to noncontrolling interests.
We use Adjusted owned net debt because we believe it is a useful metric to evaluate the Company’s share of interests in the cash on our condensed consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as debt (other than clinic-level debt) plus clinic-level debt guaranteed by our wholly owned subsidiaries less unamortized debt discounts and fees less cash (other than clinic-level cash) less the Company’s pro rata interest in clinic-level cash.

The following table presents the reconciliation from net income (loss) income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

	(Unaudited)
Reconciliation of Net income (loss) to Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,		LTM (1) as of September 30, 2020
	2020	2019	2020	2019
Net income (loss)	$12,787	$17,027	$25,292	$17,022	$34,415
Stock-based compensation and associated payroll taxes	1,534	986	5,934	3,277	7,463
Depreciation, amortization and impairment	9,259	10,220	26,760	30,585	39,940
Interest expense, net	9,501	12,242	30,235	32,533	41,288
Income tax expense (benefit) and other non-income based tax	(57)	(11,195)	(1,301)	(9,542)	(8,938)
Change in fair value of income tax receivable agreement	42	30	(1,301)	(1,348)	(174)
Certain legal and other matters(2)	6,420	9,634	9,548	23,306	12,066
Severance, executive retirement and related costs	909	25	2,470	480	2,470
Loss (gain) on sale or closure of clinics	293	(264)	708	(776)	1,826
Adjusted EBITDA (including noncontrolling interests)	$40,688	$38,705	$98,345	$95,537	$130,298
Less: Net income attributable to noncontrolling interests	(15,478)	(12,250)	(34,422)	(30,902)	(43,456)
Adjusted EBITDA-NCI	$25,210	$26,455	$63,923	$64,635	$86,900
__________________________________
(1)Last twelve months (“LTM”) is the period beginning October 1, 2019 through September 30, 2020.
(2)Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the restatement of certain of the Company’s prior financial statements and other financial information (the “Restatement”) and the related SEC investigation and Audit Committee review; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Cash Flow Information
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash provided by operating activities(1)	$19,473	$27,355	$170,435	$35,103
Distributions to noncontrolling interests	(19,324)	(18,620)	(42,285)	(40,249)
Adjusted cash provided by (used in) operating activities less distributions to NCI	$149	$8,735	$128,150	$(5,146)
Capital expenditure breakdown:
Development capital expenditures	$2,067	$2,897	$12,149	$13,967
Other capital expenditures	1,438	839	4,191	3,938
Total capital expenditures	$3,505	$3,736	$16,340	$17,905

(1) Included in Cash provided by operating activities are grant funds received under the CARES Act of $16.8 million, Medicare Accelerated and Advance Payment Program funds of $83.2 million and cash resulting from the deferral of the social security payroll tax under provisions of the CARES Act of $3.9 million.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Net Debt Calculation
(dollars in thousands)

	As of September 30, 2020
	Total ARA	ARA “Owned”
Cash (other than clinic-level cash)	$18,504	$18,504
Escrow cash(1)	76,987	41,573
Clinic-level cash	41,030	21,949
Total cash	$136,521	$82,026
Debt (other than clinic-level debt)	$490,400	$490,400
Clinic-level debt	94,502	50,865
Unamortized debt discounts and fees	(10,183)	(10,024)
Total debt	$574,719	$531,241
Adjusted owned net debt (total debt - total cash)		$449,215

(1) Included in Escrow cash above are grant funds received under the CARES Act of $9.8 million, Medicare Accelerated and Advance Payment Program funds of $59.4 million and cash resulting from the deferral of the social security payroll tax under provisions of the CARES Act of $7.7 million.

Investor Contact:
Mark Herbers, Interim CFO
Telephone: (978)-522-3945; Email: mherbers@americanrenal.com